												Exhibit A-1
WPS RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2001										Eliminations		Consolidated
Millions	WPSC	WPSR	WPSRCC	UPPCO	UPBDC	PENVEST	WPSN	CAP TRST I	VISIONS	Debit	Credit	Balance Sheet
Assets

Cash and equivalents	9.9	0.5	25.7	7.8	-	-	-	-	-			43.9
Restricted funds	-	-	21.3	-								21.3
Accounts receivable, net	85.7	3.0	158.3	6.9	0.5	-	-	-		8.7	15.1	248.0
Accrued unbilled revenues	40.9	-	12.6	3.0	-	-	-	-	-			56.5
Inventories	48.7	-	53.6	0.2	-	-	-	-	-			102.5
Assets from risk management activities	5.0	-	482.4	-	-	-	-	-	-			487.4
Other current assets	48.0	-	8.2	5.3	-	-	-	-	-			61.5
Current assets	238.2	3.5	762.1	23.2	0.5	-	-	-	-	8.7	15.1	1,021.1

Property, plant, and equipment, net	1,187.3	5.5	175.9	89.9	4.4	0.6	-	-	-			1,463.6
Regulatory assets	89.0			2.0								91.0
Other	216.4	972.4	103.3	13.2	0.1	0.2	1.8	51.5	-		1,064.6	294.3
Total assets	1,730.9	981.4	1,041.3	128.3	5.0	0.8	1.8	51.5	-	8.7	1,079.7	2,870.0

Liabilities and Shareholders' Equity

Short-term debt	10.0	41.7	34.6	5.5	-	-	-	-	-	45.6		46.2
Current portion of long-term debt	50.9	-	4.1	1.5	0.1	-	-	-	-			56.6
Accounts payable	73.0	7.5	252.8	7.7	0.1	-	-	-	-	6.5		334.6
Liabilities from risk management activities	-	-	439.9	-	-	-	-	-	-			439.9
Other current liabilities	35.6	4.4	23.2	6.2	-	-	-	-	-			69.4
Current liabilities	169.5	53.6	754.6	20.9	0.2	-	-	-	-	52.1	-	946.7

Long-term debt	415.6	222.0	138.9	33.6	3.3	-	-	-	-	85.6		727.8
Defered income taxes	116.6	(3.6)	(45.8)	2.1	0.2	-	-	-	-			69.5
Deferred investment tax credits	19.6	-	-	1.4	-	-	-	-	-			21.0
Regulatory liabilities	70.7	-	-	7.7	-	-	-	-	-			78.4
Environmental remediation liabilities	43.4	-	-	1.6	-	-	-	-	-			45.0
Benefit obligations	53.6	-		-								53.6
Other	80.1	-	38.0	7.4	-	-	-	-	-	14.5		111.0
Long-term liabilities	799.6	218.4	131.1	53.8	3.5	-	-	-	-	100.1	-	1,106.3

Company-obligated mandatorily redeemable trust preferred securities of subsidiary trust holding solely WPSR 7.00% subordinated debentures	-	-	-	-	-	-	-	50.0	-			50.0
Preferred stock of subsidiary	51.2	(0.1)	-	-	-	-	-	-	-			51.1
Common stock equity	710.6	709.5	155.6	53.6	1.3	0.8	1.8	1.5	-	1,495.9	577.1	715.9
Total liabilities and shareholders' equity	1,730.9	981.4	1,041.3	128.3	5.0	0.8	1.8	51.5	-	1,648.1	577.1	2,870.0